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                                                                   EXHIBIT 10.21

July 17, 2000


Eric Chatham


Dear Eric:

I am very pleased to announce your new compensation package. The compensation package will have an effective date of July 1, 2000 and will be as follows.

1. Your base salary will be $225,000 annually with MBO Incentive Pay of $50,000 at target to bring your total compensation to $275,000 per year.

2. You will be eligible to receive fifteen (15) months of your base salary plus MBO through the company's "Stay Put" Bonus plan, paid quarterly. This plan requires your continuous employment with the company until December 31, 2000. Also, your 2nd Quarter 2000 "Stay Put" Bonus plan will be based on your new compensation package.

3. In addition to your existing stock options, the company intends to grant you a stock option to purchase 175,000 shares of the company's common stock. This grant of stock option will be on a two-year vesting schedule. One quarter (1/4) of the option shares (43,750) will become exercisable after you have completed the next six months (January 1, 2000) of employment with the company, and, thereafter one twenty-fourth (1/24) of the option shares (7,291.66) will become exercisable following each month you remain employed by the company. The grant of the stock options will be subject to the other terms and provisions of the company's stock option plan and stock option agreement and the satisfaction of all federal and state securities laws.

Eric, you are a valuable team member of Beyond.com and are critical to the future of our success. It is our hope that you recognize the value we place upon you as reflected in your new compensation package.

Sincerely,


Ron Smith
President and CEO